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                                                                   EXHIBIT 23.02

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]






Board of Directors
AT&T Corp.
295 North Maple Avenue
Basking Ridge, New Jersey 07920

Members of the Board:

     We hereby consent to the inclusion of our opinion letter to the Board of Directors of AT&T Corp. ("AT&T") as Appendix D to the Proxy Statement/Prospectus of AT&T and Tele-Communications, Inc. ("TCI") relating to the proposed merger transaction involving AT&T and TCI and references thereto in such Proxy Statement/Prospectus under the captions "SUMMARY--Opinions of Financial Advisors," "THE PROPOSED TRANSACTIONS--Background," "--AT&T's Reasons for the Merger; Recommendation of the AT&T Board" and "--Opinions of AT&T's Financial Advisors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                              By: /s/ Credit Suisse First Boston Corporation
                                  __________________________________________
                                  CREDIT SUISSE FIRST BOSTON CORPORATION

New York, New York
January 6, 1999